EXHIBIT 10.18

2015 SENIOR Management Bonus Plan

A. CASH BONUS PLAN

All Imperva, Inc. (the “Company”) executive officers will be eligible to participate in the Cash Bonus Plan.

The cash bonus payable to executive officers will be calculated quarterly. At the end of each fiscal quarter, the quarterly revenues target, as provided in the Company’s annual operating plan, will be compared to the Company’s actual quarterly performance. The amount of the bonus payable with respect to each quarter is the Quarterly Revenues Bonus, as defined below.

The “Quarterly Revenues Bonus” is equal to the Quarterly Bonus Amount specified in the table below (at the end of this section), multiplied by the Quarterly Revenues Bonus Percentage, determined as follows:

Quarterly Revenues Bonus Percentage	Percentage Achievement Relative to Quarterly Revenue Target (in accordance with the Company’s internal operating plan)

112.5%	> 105%
110%	>104% and < 105%
107.5%	> 103% and < 104%
105%	> 102% and < 103%
102.5%	> 101% and < 102%
100%	> 100% and < 101%
97.5%	> 99% and < 100%
95%	> 98% and < 99%
92.5%	> 97% and < 98%
90%	> 96% and < 97%
87.5%	> 95% and < 96%
85%	> 94% and < 95%
82.5%	> 93% and < 94%
80%	> 92% and < 93%
77.5%	> 91% and < 92%
75%	> 90% and < 91%
70%	> 89% and < 90%
65%	> 88% and < 89%
60%	> 87% and < 88%
55%	> 86% and < 87%
50%	> 85% and < 86%
0%	< 85%

It is anticipated that each Quarterly Revenues Bonus, if any, will be paid to executive officers promptly following the determination of actual quarterly performance relative to the quarterly revenues target for such quarter, provided that the Compensation Committee has not determined to reduce such bonus, including such a determination in the event that the Company does not substantially meet its margin or operating expense targets (as provided in the Company’s annual operating plan) in such quarter taking into account the actual revenue level.

Executive Officer	Quarterly Bonus Amount
President and Chief Executive Officer	$93,750
Chief Financial Officer	$40,425
Chief Product Officer	$25,000
Chief Revenue Officer	$68,750
Chief Technology Officer	NIS47,812.50
SVP, Services and Support	$24,750
SVP and General Counsel	$30,000
SVP, Engineering	NIS46,193

B. EQUITY BONUS PLAN

Company executive officers will be eligible to participate in an equity pool of shares of common stock (in the form of options and / or restricted stock units). The size of the equity pool will be determined by the Compensation Committee in connection with the fiscal year-end review, based on the number of executive officers participating, the cumulative achievement of quarterly revenue targets within the fiscal year and other factors. The Compensation Committee will determine the maximum number of shares to be allocated to the Company’s Chief Executive Officer and then the Compensation Committee, with input from the Company’s Chief Executive Officer, will determine the allocation of the remainder of the shares among the rest of the executive team. Such options and / or restricted stock units will vest according to standard vesting terms as determined by the Compensation Committee.